Exhibit 10.6
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 3, 2023, is between JOHNSON & JOHNSON, a New Jersey corporation (“J&J”), and KENVUE INC., a Delaware corporation (“Kenvue”).
WHEREAS, pursuant to the Separation Agreement, dated as of May 3, 2023 (the “Separation Agreement”), between Kenvue and J&J, J&J intends, among other things, to separate into two independent, publicly-traded companies: (a) J&J, which will own and conduct, directly and indirectly, the J&J Business, and (b) Kenvue, which will own and conduct, directly and indirectly, the Kenvue Business; and
WHEREAS, effective upon the Separation, Kenvue desires to purchase from J&J, and J&J is willing to provide to Kenvue, the Services, in order (i) to facilitate Kenvue’s operation of the Kenvue Business after the Separation Date and (ii) to provide Kenvue the opportunity to obtain alternate sources of such services within a reasonable time after the Separation Date.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.  Defined Terms.  (a)  Each capitalized term used and not defined in this Agreement shall have the meaning assigned to it in the Separation Agreement. For purposes of this Agreement, the following words and phrases shall have the following meanings:
“Inventory” means the inventory of all finished Products (including consignment stock), Product specific work in process and Product specific raw materials, together with all related packaging materials.
“Products” shall mean all products researched, developed, manufactured or had made, marketed, distributed or sold, as the case may be, by the Kenvue Business.
“Services License Territory” means each country in which J&J is providing, directly or through one or more Affiliates or Service Providers, a Service to Kenvue pursuant to this Agreement, except to the extent that an action to be taken in the Services License Territory would violate any applicable Privacy and Data Security Requirement in a particular jurisdiction, in which case such jurisdiction shall be excluded from the Services License Territory.
“Service Period Deadline” shall mean, with respect to any Service, the date that is 24 months following the Separation Date (unless a later date is set forth with respect to such Service on Exhibit D); provided, that if J&J and Kenvue are unable to achieve the Transition of such Service by such time as a result of a failure to obtain requisite regulatory approvals (including with respect to the transfer of marketing authorizations), the Service Period Deadline for such Service shall instead be the date that is 30 days following the receipt of such regulatory approvals.
“Taxing Authority” has the meaning set forth in the TXMA.
(b)  The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Section
Additional Services	Section 2.02(b)

Agreement	Preamble
Consent	Section 2.07
Dispute	Section 11.05(b)
Exit Plans	Section 2.08(a)
Foreground Intellectual Property	Section 7.02(c)
Interim Operating Agreements	Section 2.01(d)
IOM Services	Section 2.01(f)
J&J	Preamble
Kenvue	Preamble
Kenvue Transition Data	Section 7.02(b)
Lead Coordinators	Section 2.04
Local Services Agreement	Section 2.03(a)
Omitted Services	Section 2.02(a)
One-Time Costs	Section 3.03
Sales Taxes	Section 4.02(a)
Separation Agreement	Recitals
Service Extension	Section 3.01
Service Fee	Section 3.03
Service Month	Section 3.02(b)
Service Period	Section 3.01
Service Provider	Section 2.01(c)
Service Suspensions	Section 5.01
Services	Section 2.01
Transition	Section 2.08(a)
Transition Committee	Section 2.04
VAT	Section 4.02(b)
ARTICLE II
Services to be Provided
SECTION 2.01.  Provision of Services.  (a)  Services. Pursuant to the terms and conditions of this Agreement (including the Exhibits hereto), J&J shall provide, directly or through one or more Affiliates or Service Providers, and Kenvue shall purchase, the services described in Exhibit A hereto (the “Services”). J&J shall, directly or through one or more Affiliates or Service Providers, provide each Service consistent with the performance standard set forth in Section 2.05 and only with respect to the countries designated in Exhibit A hereto as receiving such Service.
(b)  Designation of Affiliates. Kenvue may designate, upon not less than 10 days’ prior written notice and in any event prior to the execution of any applicable Local Services Agreement, one or more Affiliates to purchase Services, in each case related to an applicable country or region, in which event all references herein to Kenvue will be deemed to refer to such Affiliates, as appropriate; provided, however, that no such designation will in any event limit or affect the obligations of Kenvue under this Agreement to the extent not performed by such Affiliates.
(c)  Service Providers. J&J may, at its option and from time to time, delegate any of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Service Provider”) in connection with the performance of the Services; provided, however, that J&J shall remain ultimately responsible for ensuring that its obligations with respect to the manner, scope, time frame, nature, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Service Provider and shall be liable for any failure of an Affiliate or Service Provider to so satisfy such obligations (or if any such Affiliate or Service Provider otherwise breaches any provision hereof).
(d)  ERLR Services. Any Services provided by J&J that constitute ERLR Services (as defined in Exhibit B) shall be provided pursuant to, and in accordance with, the additional terms set forth in Exhibit B.
(e)  Real Estate Licenses. Any license to a portion of a Facility (as defined in Exhibit C) that is required to be granted by J&J in connection with J&J’s provision of a Service hereunder shall be deemed to be granted pursuant to, and in accordance with, the terms set forth in Exhibit C.
(f)  IOM Services. In certain jurisdictions, J&J or one or more of its Affiliates will assist Kenvue and its Affiliates in carrying out the Kenvue Business in such jurisdictions pursuant to, and in accordance with, the interim operating agreements attached hereto as Exhibit E (such agreements, the “Interim Operating Agreements”, and the services to be provided by J&J or such Affiliates thereunder, the “IOM Services”). For the avoidance of doubt, the IOM Services shall not be considered to be Services hereunder and no Service Fees shall be payable with respect to the IOM Services hereunder; provided, however, that, notwithstanding anything to the contrary herein or in the Interim Operating Agreements, the provisions of Sections 5.04, 7.01, 7.02, 7.03, 9.01, 9.02, 11.01, 11.02, 11.03, 11.04, 11.05(b), 11.06, 11.07, 11.08, 11.09 and 11.11 hereunder shall be deemed to be incorporated in such Interim Operating Agreements, mutatis mutandis, as if the IOM Services were “Services” under such provisions (it being understood that J&J’s maximum liability under each Interim Operating Agreement pursuant to such Section 9.01 shall be limited to the payments received under such Interim Operating Agreement). In the event of any conflict between the provisions of such sections hereunder and the provisions of any Interim Operating Agreement, the provisions of such sections hereunder shall control. Notwithstanding anything to the contrary therein, if any Interim Operating Agreement remains in effect on the date that is 24 months following the Separation Date (or any such later date set forth on Exhibit D with respect to the applicable Interim Operating Agreement), such Interim Operating Agreement shall be deemed to automatically terminate on such date (and, to the extent reasonably requested by either party, J&J and Kenvue shall cooperate to document such termination in writing).
SECTION 2.02.  Service Amendments and Additions.
(a)  Omitted Services. From time to time, Kenvue may request that J&J provide additional services that are not Services that (i) were provided to the Kenvue Business within the twelve (12) month period prior to the Separation and (ii) are reasonably necessary for the operation of the Kenvue Business, as conducted during the twelve (12) month period prior to the Separation (“Omitted Services”). In the event that Kenvue requests an Omitted Service, J&J shall use commercially reasonable efforts to provide such Omitted Service to Kenvue.
(b)  Additional Services. From time to time, Kenvue may also request that J&J provide additional services that are not Services and that are not Omitted Services (“Additional Services”). In the event that Kenvue requests an Additional Service, J&J may elect in its sole discretion to provide such Additional Service.
(c)  Amendments to Service Exhibit. Any request for an Omitted Service or an Additional Service shall be in writing and shall specify the type and scope of the requested service, whether such requested service constitutes an Omitted Service or an Additional Service and the proposed term for the requested service. If J&J is to provide an Omitted Service or an Additional Service pursuant to this Section 2.02, J&J and Kenvue shall in good faith negotiate an amendment to Exhibit A hereto, which will describe in detail the type and scope of the service, the countries in which such service is to be provided and the applicable Service Period and Service Fee; provided, that the Service Fee payable for any Omitted Service shall be calculated in a manner consistent with the methodology used to calculate the Service Fees payable for the Services included on Exhibit A hereto. Once agreed to in writing, such amendment shall be deemed part of this Agreement as of such date and the applicable Omitted Service or Additional Service shall be deemed to be a “Service” hereunder.
(d)  Recipient-Requested Changes to Existing Services. If Kenvue requests that the level or volume of any Service be increased in scope beyond that provided to the Kenvue Business during the twelve (12) month period prior to the Separation or that the manner in which any Service is provided be changed from that provided to the Kenvue Business during the twelve (12) month period prior to the Separation, J&J will use commercially reasonable efforts to increase the level or volume of such Service or change the manner in which such Service is provided to extent commercially practicable; provided, that in no event shall J&J be required to materially increase the level or volume of any Service or, unless required for such Service to be in compliance with applicable Law, materially change the manner in which any Service is provided. If J&J increases the level or volume of such Service or changes the manner in which such Service is provided pursuant to this Section 2.02(d), any and all fees associated with such increase or change shall be negotiated in good faith and agreed upon between Kenvue and J&J.
(e)  Provider-Directed Changes to Existing Services. J&J may, from time to time, make changes in the manner of providing a Service (i) if J&J is making similar changes in performing the same or substantially similar service for itself or its Affiliates or (ii) to the extent required for the provision of such Service to be in compliance with applicable Law; provided, however, that, except as otherwise expressly set forth in this Section 2.02(e) or in Exhibit A hereto, any such changes may not decrease the scope, Service Period, nature, quality or level of any such Service or increase the Service Fee for any such Service; provided, further, that if any such changes actually increase the cost of providing such Service, J&J may increase the Service Fee to the extent of such increase in cost. For the avoidance of doubt, if changes in the manner of providing a Service are required for the provision of such Service to be in compliance with applicable Law, the provisions of Section 5.02 shall apply with respect to such Service until and unless J&J effects such changes.
SECTION 2.03.  Additional Terms of Services; Inventory. (a)  Local Services Agreements. The provision of Services in all applicable jurisdictions will be subject to the terms and conditions of this Agreement. To the extent required by applicable Law or as otherwise deemed necessary by the parties hereto, the provision of the Services in any applicable region or country will be effected pursuant to an agreement substantially in the form of Exhibit F with only such changes as are necessitated by local Law or the operations of any local Affiliate of J&J or Kenvue (each, a “Local Services Agreement”). The parties shall enter (or shall cause their respective designated Affiliates to enter) into any required Local Services Agreement as soon as reasonably practicable after the date of this Agreement.
(b)  Inventory; Risk of Loss. To the extent that Inventory owned by Kenvue in a particular country after giving effect to the Separation, pursuant to the terms of the Separation Agreement, is applicable to the provision of any Service, such Inventory shall remain with and in the possession of J&J or one or more of its Affiliates or Service Providers to the extent reasonably necessary for the performance of the Services. From the date of this Agreement, Kenvue shall be responsible for arranging insurance, including property insurance, with respect to such Inventory in the possession of J&J (or any of its Affiliates or Service Providers). Any such insurance shall include a waiver of subrogation in favor of J&J. Kenvue, for itself and its insurers, waives any right of recourse or subrogation against J&J. Unless attributable to the willful misconduct or gross negligence of J&J or any of its Affiliates or Service Providers, the risk of loss of any such Inventory will be for the account of Kenvue and Kenvue shall be financially responsible for the processing and disposition of damaged or unsaleable Inventory.

SECTION 2.04  Transition Committee; Lead Coordinators. J&J and Kenvue shall establish and maintain a committee to oversee, manage and coordinate the provision of Services pursuant to this Agreement (the “Transition Committee”). The Transition Committee shall be comprised of representatives from each of J&J and Kenvue with the requisite skills, knowledge and experience to perform such tasks, including (i) a lead coordinator from each party to act as the primary contact person with respect to all issues relating to the provision of Services pursuant to this Agreement (such persons, the “Lead Coordinators”) and (ii) such other representatives from each party as may be designated by such party’s Lead Coordinator. The Transition Committee shall hold review meetings by telephone, video conference or in person, as mutually agreed upon by the Lead Coordinators, approximately once per month to discuss matters related to this Agreement, including (i) any issues relating to the provision of the Services, (ii) to the extent Service changes are to be implemented, the implementation of such changes and (iii) any measures to be taken to provide that the employees of the parties responsible for providing the Services in accordance with Section 2.05 or enabling the Transition in accordance with Section 2.08 view such responsibilities as a required part of their job functions. The names and contact information of each party’s initial Lead Coordinator are set forth in Exhibit G. Each party may replace its appointed Lead Coordinator or other Transition Committee representatives at any time upon written notice to the other party. Each party’s Lead Coordinator may, by written notice to his or her counterpart hereunder, appoint one or more subordinate representatives for the responsibility of individual Services and delegate such Lead Coordinator’s authority under this Agreement to such delegated individual(s). No such Lead Coordinator or delegate shall have the authority to amend this Agreement or any exhibit attached hereto in any respect.
SECTION 2.05.  Performance Standard. J&J shall perform, or shall cause its applicable Affiliates or Service Providers to perform, the Services in compliance with applicable Laws, in a professional and workmanlike manner and at a quality level and in a manner consistent with that provided to the Kenvue Business during the twelve (12) month period prior to the Separation.
SECTION 2.06.  Warranty Disclaimer. EXCEPT AS SET FORTH IN SECTION 2.05, J&J MAKES NO IMPLIED REPRESENTATION OR WARRANTY CONCERNING THE SERVICES, INCLUDING ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND J&J, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SERVICE PROVIDERS, HEREBY EXPRESSLY DISCLAIMS ANY APPLICABLE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES.
SECTION 2.07.  Consents. J&J and Kenvue shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to promptly obtain any third party consents, approvals, licenses or authorizations that the parties mutually agree are required for the provision of any Service (each, a “Consent”); provided, that neither J&J nor Kenvue shall be obligated to incur any out-of-pocket fees, costs or expenses to obtain any such Consent; provided, further, that if any out-of-pocket fees, costs or expenses must be incurred in order to obtain a Consent, and Kenvue wishes that such Consent be obtained, such fees, costs and expenses shall be borne by Kenvue. If any such consent, approval, license or authorization is not obtained promptly after the date of this Agreement and the absence thereof shall prevent or limit J&J or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event J&J shall not be required to provide (or arrange for the provision of), and Kenvue shall not be required to pay for, the relevant Services to the extent so limited, restricted or regulated. J&J shall give Kenvue prompt notice of any such event, and thereafter the parties shall cooperate in good faith to minimize any adverse consequences to Kenvue (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. J&J shall perform such mutually satisfactory alternative arrangement and Kenvue shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.

SECTION 2.08.  Exit Plans; Transition. (a) Exit Plans. J&J and Kenvue have prepared select preliminary exit plans, attached as Exhibit H hereto, to Transition each Service described therein. J&J and Kenvue shall cooperate in good faith to finalize such preliminary exit plans and to develop any additional exit plans necessary to complete the Transition of each Service, in each case within 60 days following the Separation Date (such exit plans, the “Exit Plans”). The Exit Plans shall include details of any projects required to complete the Transition of each Service, including the parameters, timelines and responsibilities of each party in connection therewith.
(b)  Transition. J&J and Kenvue shall, and shall cause their respective Affiliates (and, with respect to J&J, shall cause its Service Providers) to, use commercially reasonable efforts to exit, transition, migrate and integrate each Service as reasonably required to allow Kenvue to operate the business processes that form part of each such Service on a standalone basis (“Transition”) as soon as reasonably practicable following the date hereof and, in any event, prior to the end of the relevant Service Period, including by using commercially reasonable efforts to implement the Exit Plans. Kenvue shall use commercially reasonable efforts to establish its own functions (including IT systems) to enable timely Transition; provided, that if Kenvue requests J&J’s assistance therewith, J&J shall use commercially reasonable efforts to provide such assistance pursuant to the terms of a statement of work, to be negotiated in good faith between Kenvue and J&J, setting forth the scope of the work to be performed by J&J and the amounts payable by Kenvue with respect thereto. J&J and Kenvue shall, and shall cause their respective Affiliates (and, with respect to J&J, shall cause its Service Providers) to, provide to the other such documentation, information and assistance as reasonably required to enable the other to complete its responsibilities with respect to the Transition of the Services in accordance with the applicable Exit Plans.
SECTION 2.09.  Quality Agreement. J&J and Kenvue shall, concurrently with the execution of this Agreement, enter into a quality agreement in the form attached as Exhibit I hereto. In the event there is a conflict between the provisions of this Agreement and any provision of such quality agreement, this Agreement shall control; provided that, with respect to any such conflict with respect to the allocation of quality responsibilities relating to Products, such quality agreement shall control.
ARTICLE III
Term; Fees
SECTION 3.01.  Service Term; Extensions. The term of provision of each Service shall begin on the Separation Date and continue for the period set forth in Exhibit A (for each Service, as may be extended pursuant to this Section 3.01, the “Service Period”), and, notwithstanding anything to the contrary herein (including on Exhibit A), shall not extend beyond the applicable Service Period Deadline. If, notwithstanding Kenvue’s compliance with Section 2.08, Kenvue reasonably determines that it will require a Service to continue beyond the end of the applicable Service Period (or a subsequent extension period) in order to complete the Transition of such Service without business interruption, Kenvue may request that J&J extend the Service Period for such Service for a desired extension period (each, a “Service Extension”) by written notice to J&J no less than 60 days prior to the end of the then-current Service Period (unless a different notice period is expressly set forth with respect to such Service in Exhibit A hereto). J&J shall respond to any such request for a Service Extension within 15 days of receipt and shall use commercially reasonable efforts to grant such Service Extension request; provided, that (i) J&J shall not be required to grant any Service Extension that would result in a Service Period extending beyond the Service Period Deadline and (ii) J&J shall be required to grant any Service Extension that is expressly contemplated with respect to an applicable Service in Exhibit A hereto and that does not extend beyond the Service Period Deadline. If a Service Extension is so granted with respect to a Service, the applicable Service Fee for such Service during the period of the Service

Extension shall be increased by a surcharge of 10%, unless a different amount is expressly set forth with respect to such Service Extension in Exhibit A hereto.
SECTION 3.02.  Termination.
(a)  Termination for Breach. If any party hereto materially breaches any of its respective obligations under this Agreement, the non-breaching party may terminate this Agreement with respect to the Service or Services to which such obligations apply, so long as (i) the non-breaching party shall have delivered written notice of such breach to the breaching party, (ii) the periods for resolution of any Dispute relating to such breach set forth in Section 11.05(b) herein and in Sections 11.02(b) and 11.02(c) of the Separation Agreement shall have expired and (iii) such breach shall not have been cured within 30 days following the end of such periods. The termination of this Agreement with respect to any Service pursuant to this Section 3.02(a) shall not affect the parties’ rights or obligations under this Agreement with respect to any other Service.
(b)  Early Termination of Services. Except as otherwise agreed to by the parties, Kenvue may terminate any Service, in whole but not in part (it being understood that the termination of any Service will also result in the termination of those Services that have the same “Group Identification” as such Service as set forth on Exhibit A). Kenvue must provide J&J with at least 60 days’ prior written notice of such early termination (unless a different notice period is expressly set forth with respect to such Service on Exhibit A hereto), which shall become effective on the last day of the Service Month (as defined by the Johnson & Johnson Universal Calendar for the applicable year, the “Service Month”) in which such 60 day prior written notice period concludes. A copy of the Johnson & Johnson Universal Calendar for each of years 2023, 2024 and 2025 is attached hereto as Exhibit J.
(c)  Partial Termination of Services. Notwithstanding anything to the contrary in Section 3.02(b), Kenvue may partially terminate certain Services in accordance with the partial termination rules set forth with respect to such Services on Exhibit K. Kenvue must provide J&J with at least 60 days’ prior written notice of such partial termination (unless a different notice period is expressly set forth with respect to the terminating Service on Exhibit K hereto), which shall become effective on the last day of the Service Month in which such 60 day prior written notice period concludes. Upon the partial termination of any Service, the applicable Service Fee for such Service shall be adjusted in accordance with, and to the extent set forth in, the partial termination rules set forth with respect to such Service on Exhibit K.
(d)  Effect of Termination. In the event of any termination of this Agreement in its entirety or with respect to any Service, each party hereto shall remain liable for all of their respective obligations that accrued hereunder prior to the effective date of such termination, including all obligations of Kenvue to pay any Service Fees accrued and payable to J&J hereunder.
SECTION 3.03.  Service Fees. The monthly fee for providing each Service shall be as set forth in Exhibit A (each such fee, a “Service Fee”), subject to any increase pursuant to Section 2.02, Section 3.01 and this Section 3.03. All Service Fees shall be exclusive of shipping costs, customs duties, any applicable VAT (which VAT shall be paid in accordance with Article IV). Kenvue shall also bear all reasonable and documented one-time costs and expenses, if any, incurred following the Separation Closing by J&J, its Affiliates and Service Providers in order to enable the provision of each Service (“One-Time Costs”). At the beginning of each of J&J’s fiscal years, the Service Fee for each Service shall be adjusted in accordance with the terms set forth on Exhibit L. If at any time J&J believes that the Service Fee for a specific Service on Exhibit A is materially insufficient to compensate it (or the applicable member of the J&J Group) for the cost of providing such Service, or Kenvue believes that the Service Fee for a specific Service on Exhibit A materially overcompensates J&J (or the applicable member of the J&J Group) for such Service, such party shall promptly notify the other party, and the parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the Service Fee for such Service for future periods. Notwithstanding anything to the contrary herein, no Service Fee set forth on Exhibit A that is expressly and solely attributable to a Deferred Market shall be due in respect of any period prior to the transfer of the Deferred Kenvue Local Business with respect to such Deferred Market to Kenvue (or, if earlier, the consolidation of such Deferred Kenvue Local Business with Kenvue under GAAP).
ARTICLE IV
Invoices; Taxes; Payment
SECTION 4.01.  Invoices. J&J shall, or shall cause its applicable Affiliates or Service Providers to, submit invoice(s) for monthly Service Fees on a quarterly basis, which such invoice(s) shall, unless otherwise agreed by the parties, (a) be issued by the applicable legal entities with respect to the applicable jurisdictions and Services as set forth on Exhibit M, (b) set forth the total net charges for such invoiced Services for the applicable quarter (including any One-Time Costs), (c) be in the local currency of the jurisdiction of the applicable legal entity submitting such invoice(s) and (d) comply with the requirements of the tax laws (including VAT) of such jurisdiction. Any payment for Services will be due within 45 days after receipt of the invoice. Any payment not received by J&J or its applicable Affiliate or Service Provider by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using the 1-month term secured overnight financing rate (Term SOFR), determined as of such date, plus 0.5%; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided that a resolution in favor of Kenvue shall not result in the incurrence of any late-payment interest charges. Neither party may offset any other amount due to it or any of its Affiliates against any payment due under this Agreement.
SECTION 4.02.  Taxes. (a) Subject to Section 4.02(c), Kenvue shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than income taxes and together with any interest, penalties and additions to tax) (“Sales Taxes”) imposed by applicable Taxing Authorities attributable to the supply of Services to Kenvue, performance of Services by any Service Provider or any payment for Services hereunder, whether or not such Sales Taxes are shown on any invoice; provided that J&J shall be responsible for any tax-related interest and penalties or additions attributable to a failure by J&J to comply with applicable Law. If J&J or any of its Affiliates or Service Providers is required to pay any part of such Sales Taxes (other than tax-related interest, penalties and additions to tax attributable to a failure by J&J to comply with applicable Law), Kenvue shall reimburse J&J or the applicable Affiliate or Service Provider for such paid Sales Taxes.
(b)  Where legally applicable and required, subject to Section 4.02(c), all invoices to be issued in accordance with the supply of Services by J&J or its Affiliates or Service Providers, as applicable, to Kenvue or its designated Affiliates hereunder shall be subject to value added tax or its equivalent in each relevant jurisdiction (“VAT”). Therefore, whenever a Service provided hereunder is subject to local VAT in the jurisdiction with respect to the country where such Service is provided, an invoice will be issued charging local VAT.
(c)  Cross border Services to be performed hereunder may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision, which means that J&J or its applicable Affiliate or Service Provider does not need to charge VAT on the invoices for such Services, provided Kenvue provides J&J or its applicable Affiliate or Service Provider with Kenvue’s valid VAT registration number, certificate or equivalent documentation. In such case, Kenvue hereby agrees that with respect to each country, Kenvue will itself account for VAT in its own jurisdiction on the performance of such cross border Services made to it hereunder. In order for J&J or its applicable Affiliates or Service Providers to be able to issue invoices without local VAT, Kenvue agrees that with respect to each country, Kenvue will provide to J&J or the invoicing Affiliate or Service Provider hereto a valid VAT registration number, certificate or equivalent documentation in the jurisdiction with respect to the country of receipt of such Services within a reasonable period of time before the date on which the relevant invoice is required to be issued under applicable Law.
SECTION 4.03.  Subsequent Application of VAT. In the event that the sums invoiced without VAT in accordance with this Agreement or any other Local Services Agreement become subject to VAT as a result of any change in VAT Law after the date hereof, or for any other reason, then those invoices shall be deemed to be exclusive of VAT (if any) and the party receiving the invoice shall, in addition to the sums payable, pay the invoicing party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.
SECTION 4.04.  Withholding Taxes. In the event that applicable Law requires that any amount be withheld from any payment under this Agreement or any Local Services Agreement, Kenvue shall withhold such amounts and pay such amounts over to the applicable Taxing Authority in accordance with the requirements of the applicable Law. As soon as practicable after any such payment, Kenvue shall deliver to J&J the original or certified copy of the receipt issued by the applicable Taxing Authority evidencing such payment or other evidence of such payment reasonably satisfactory to J&J.
SECTION 4.05.  Cooperation. J&J and Kenvue shall, and shall cause their respective Affiliates to, reasonably cooperate with each other (and, as applicable, the Service Providers) to minimize Sales Taxes to be paid with respect to this Agreement and any amounts withheld pursuant to Section 4.04, to the extent legally permissible.
SECTION 4.06.  J&J Designation of Affiliates and Service Providers. J&J shall have the right to designate upon not less than 10 days’ prior notice to Kenvue one or more Affiliates or Service Providers to receive certain of the Service Fees and other amounts that become payable to J&J hereunder.
ARTICLE V
Suspensions; Operation and Use of J&J Facilities; IT Systems
SECTION 5.01.  J&J Suspensions. Kenvue acknowledges that Services may, from time to time, in the reasonable discretion of J&J, be interrupted, suspended, allocated, reduced, altered or changed in whole or in part for modifications and ordinary maintenance to the assets needed to provide Services and any other matters of a short-term nature (the “Service Suspensions”). J&J shall consider in good faith the impact of any such Service Suspensions on Kenvue (and its Affiliates) and shall cooperate with Kenvue in good faith to minimize any adverse consequences to Kenvue (and its Affiliates) resulting from such Service Suspensions. Except in emergency situations, J&J shall notify Kenvue as promptly as practicable before any Service Suspension. In the event that a particular Service Fee is based on the duration of time for which J&J provides the applicable suspended Service, J&J shall reduce the charges related to such suspended Services on a pro rata basis based on the number of days such Services are suspended; provided that no Service Fee shall be reduced in such manner if the applicable Service Suspension lasts for less than 5 consecutive days.
SECTION 5.02.  Governmental Suspension. If any applicable Law, order or decree shall prevent or limit J&J or any of its Affiliates or Service Providers in providing or arranging for any Service, then, in any such event J&J shall not be required to provide (or arrange for the provision of), and Kenvue shall not be required to pay for, the relevant Service to the extent so limited, restricted or regulated. J&J shall give

Kenvue prompt notice of any such event, and thereafter the parties shall cooperate in good faith to minimize any adverse consequences to Kenvue (and its Affiliates) resulting therefrom, including by seeking alternative arrangements for the provision of such Service. J&J shall perform such mutually satisfactory alternative arrangement and Kenvue shall bear any additional costs and expenses incurred in the performance of such alternative arrangement.
SECTION 5.03.  Additional Facilities Required by Law. If any applicable Law, order or decree shall require J&J or any of its Service Providers to modify its facilities or equipment or to obtain additional facilities or equipment, J&J shall not be required to provide (or arrange for the provision of), and Kenvue shall not be required to pay for, the relevant Services to the extent such Services are affected by the matters in this Section 5.03, unless the parties agree on the allocation of the costs of such required modifications.
SECTION 5.04.  Information Technology Systems.
(a)  Security. Each of J&J and Kenvue shall, and shall cause its Affiliates (and, with respect to J&J, its Service Providers) and its and their personnel to: (i) refrain from accessing or attempting to obtain access to or use any information technology systems of the other party or its Affiliates or any confidential or competitively sensitive information owned, used or processed by the other party or its Affiliates, except to the extent reasonably necessary to provide or receive the Services, as applicable, as provided herein; (ii) maintain reasonable security measures to protect the information technology systems of the other party and its Affiliates to which it has access pursuant to this Agreement from access by unauthorized third parties; (iii) omit or not take any action that would disable, damage, erase, disrupt, impair or otherwise interfere with the normal operation of the information technology systems of the other party or its Affiliates; (iv) comply with the other party’s and its Affiliates’ then-current information technology security policies and procedures in connection with accessing the other party’s IT systems; (v) access and use only those information technology systems of the other party or its Affiliates, and only such data and information within such systems, to which it has been granted the right to access and use hereunder; and (vi) to the extent any data or information of the other party is mistakenly or wrongfully accessed by it, promptly terminate such access and promptly delete any such data or information mistakenly or wrongfully downloaded.
(b)  Notice of Breach. Each of J&J and Kenvue shall immediately notify the other party of any identified misuse, disclosure or loss of, or inability to account for, any confidential or competitively sensitive information owned, used or processed by the other party and any identified unauthorized access to the first party’s facilities, information technology systems or network, and such first party shall investigate and address such confirmed security incidents in accordance with its policies and procedures and reasonably cooperate with the other party’s incident response team, including by supplying logs and other information to mitigate and limit the losses resulting from such incident.
(c)  Special Protections. If, in connection with the provision of any Services hereunder, J&J reasonably determines that it is reasonably necessary or advisable to implement special information technology connections or firewalls or take other steps to protect such party’s IT systems, network or facilities, the costs of taking such steps shall be borne by Kenvue.
(d)  Kenvue-Requested Modifications. If Kenvue requests that J&J modify its IT systems, network or facilities to accommodate J&J’s provision of Services and J&J in its reasonable discretion determines that such modifications are reasonably necessary or advisable, Kenvue shall reimburse J&J for any and all fees and costs related to such modifications, as agreed upon by the parties pursuant to a statement of work.

(e)  Software. Each of J&J and Kenvue acknowledge that it may be necessary for each of them to make proprietary and/or third party software available to the other in the course and for the purpose of providing or receiving Services. Each of J&J and Kenvue shall comply with the license restrictions applicable to any and all such proprietary or third party software made available to it by the other party in the course of the provision or receipt of the Services hereunder.
ARTICLE VI
Kenvue’s Operations
If Kenvue modifies the operation of the Kenvue Business or the facilities of the Kenvue Business or conducts any other operations or activities or constructs any other facilities during the term of this Agreement, and such modified operations, facilities or activities would materially affect or interfere with the Services provided to Kenvue hereunder by J&J, then unless the parties otherwise agree, J&J shall not be required to provide (or arrange for the provision of), and Kenvue shall not be required to pay for, the relevant Services to the extent affected by such modifications. If the parties agree that J&J shall provide the relevant Services to such modified operations of the Kenvue Business, Kenvue shall reimburse J&J for any and all agreed upon fees and costs of providing such Services as a result thereof.
ARTICLE VII
Confidentiality, Data and Data Protection.
SECTION 7.01.  Confidentiality; Privileged Information. All confidential or proprietary information given to one party by the other party, or otherwise acquired by such party in connection with this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products or personnel of such other party or any of its Affiliates, information regarding its sales, advertising, distribution, marketing or strategic plans or information regarding its costs, productivity, manufacturing processes or technological advances and the terms of this Agreement, shall be treated in accordance with Section 7.08 and Section 7.09 of the Separation Agreement, as if such information were “Information” thereunder.
SECTION 7.02.  Ownership and Use of Intellectual Property.
(a)  To the extent not already licensed under the IPA, Kenvue hereby grants to J&J or its Affiliates or Service Providers, as applicable, a non-exclusive, personal, non-transferable (except as set forth in Section 11.02), non-sublicensable, royalty-free license for the term of this Agreement to use the Intellectual Property (as defined in the IPA) of Kenvue and its Affiliates, including the Kenvue Transition Data, if applicable, in the Services License Territory, solely for the purpose of J&J or its Affiliates or Service Providers, as applicable, providing the Services in accordance with this Agreement and solely for so long as such Intellectual Property is necessary or useful to J&J or its Affiliates or Service Providers, as applicable, in the provision of the Services in accordance with this Agreement.
(b)  Other than with respect to Shared Data or Common Infrastructure Data (each as defined in the IPA) and subject to the provisions of the IPA and DTSA, as between Kenvue and J&J or its Affiliates or Service Providers, Kenvue shall own all data and information (i) provided by Kenvue or any third party on Kenvue’s behalf to J&J or its Affiliates or Service Providers in connection with its receipt of the Services or (ii) created by J&J or its Affiliates or Service Providers solely for or on behalf of Kenvue in relation to the provision of the Services (collectively, “Kenvue Transition Data”). J&J and Kenvue shall cooperate to ensure that a tangible embodiment of all such Kenvue Transition Data is transferred to Kenvue subject to and in accordance with the DTSA. Kenvue hereby grants a non-exclusive license to J&J under the Kenvue Transition Data, solely for the purpose of J&J providing the

Services and solely for so long as the Kenvue Transition Data is necessary or useful to J&J, its Affiliates or its Service Providers in the provision of the Services.
(c)  Any Intellectual Property (as defined in the IPA), excluding Kenvue Transition Data, used or developed in relation to the provision of the Services and existing only after the Separation Date (the “Foreground Intellectual Property”) shall be owned by J&J or Kenvue or otherwise licensed to the other party, as applicable, consistent with the terms of the Separation Agreement and the Ancillary Agreements as if such Foreground Intellectual Property existed as of the Separation Date, in each case which the Separation Agreement and the Ancillary Agreements shall apply mutatis mutandis to such Foreground Intellectual Property.
(d)  For the avoidance of doubt, J&J and its Affiliates, on the one hand, and Kenvue and its Affiliates, on the other hand, retain all rights, title and interest in, to and under their respective Intellectual Property, as allocated under the Separation Agreement and the Ancillary Agreements.
SECTION 7.03.  Data Protection. In the event that the provision of any Services hereunder involves the Processing of any Personal Information (as such terms are defined in the IPA), J&J shall comply, and shall cause its applicable Affiliates and Service Providers to comply, with the applicable provisions of the DTSA and the Data Processing Addendum (as such term is defined in the DTSA), as such provisions relate to the Processing of Personal Information. To the extent required by applicable Law or as deemed necessary by the parties hereto, the parties (or their respective local Affiliates) will enter into additional agreements with respect to the Processing of Personal Information (or incorporate the applicable provisions into a Local Services Agreement).
ARTICLE VIII
Documentation of Authority; Assistance
SECTION 8.01.  Kenvue Assistance. The timely completion of Services by J&J, its Affiliates or its Service Providers may depend upon the provision of certain materials and information and/or the taking of certain actions by Kenvue, and J&J shall not be responsible for the failure of it, its Affiliates or its Service Providers to provide Services to the extent that such failure results from the failure of Kenvue to provide such materials or information or take such actions. Kenvue shall provide to J&J, its Affiliates or its Service Providers, as applicable, (a) information reasonably necessary to the performance of the Services by J&J, its Affiliates or its Service Providers hereunder, (b) any necessary specific written authorizations and consents, (c) reasonable access to Kenvue’s books and records necessary in J&J’s reasonable opinion for the performance of the Services by J&J, its Affiliates or its Service Providers hereunder and (d) reasonable access to and cooperation from employees of the Kenvue Business involved in providing the applicable Service prior to the Separation Date. Kenvue will execute such documents evidencing the authority for J&J, its Affiliates and its Service Providers to represent Kenvue and its Affiliates as may be reasonably necessary to the performance of the Services hereunder. In the event that, in order to provide any of the Services, J&J reasonably requires additional resources or personnel of the Kenvue Business and requests access thereto or use thereof, Kenvue shall, and shall cause its Affiliates to, use commercially reasonable efforts to make such additional resources or personnel available to J&J for such purpose at no cost to J&J (other than to the extent any such costs are already included in the Service Fee for such Service).
SECTION 8.02.  Documents and Forms. Except as otherwise agreed in connection with the provision of the Services or as required by applicable Law, Kenvue acknowledges that during the period of this Agreement, documents prepared by J&J will continue to be printed on J&J forms.

SECTION 8.03.  Misdirected Receipts. In the event that, on or after the date of this Agreement, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such payments or funds shall promptly forward such payments or funds to the proper party. The parties acknowledge that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.
SECTION 8.04.  Internal Controls and Audit Rights. J&J and Kenvue shall comply with the provisions set forth on Exhibit N with respect to the internal controls of J&J in its provision of the Services.
ARTICLE IX
Limitation of Liability and Indemnification
SECTION 9.01.  Limitation on Liability. (a) J&J’s maximum liability (including any liability for the acts and omissions of its Affiliates or the Service Providers or its or their respective directors, officers, employees, Affiliates, agents or representatives) to, and the sole remedy of, Kenvue for matters arising out of this Agreement or any Local Services Agreement shall be limited to the aggregate amount of the Service Fees and other payments received by J&J, its Affiliates and the Service Providers under this Agreement and the Local Services Agreements. In no event shall J&J, any of its Affiliates or any Service Provider have any liability for indirect, incidental, multiplier, special, punitive, consequential or lost profits damages, or for attorneys’ fees and costs and prejudgment interest, in each case as a result of provision of or failure to provide the Services under the terms of this Agreement, except to the extent any such damages are payable to a claimant in a third-party claim. With respect to any Liabilities arising under this Agreement, Kenvue agrees that it shall only seek to recover for such Liabilities from J&J, and Kenvue hereby waives the right to seek recovery for such Liabilities from or equitable remedies against any Affiliate of J&J, any Service Provider or any director, officer or employee of J&J, any of its Affiliates or any Service Provider.
(b)  Notwithstanding anything to the contrary contained herein, none of J&J, any of its Affiliates or any Service Provider shall be liable to Kenvue for any Liabilities relating to the implementation, execution or use by Kenvue or any of its Affiliates of the Services provided under the terms of this Agreement, except to the extent any such Liabilities arise out of J&J’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence in connection with this Agreement.
SECTION 9.02.  Indemnification. (a)  Kenvue hereby agrees to defend, indemnify and hold J&J, its Affiliates and Service Providers and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities (whether resulting from a third-party or first-party claim) incurred by the aforementioned Persons and arising out of, in connection with or by reason of this Agreement or the provision of Services hereunder, except to the extent any such Liabilities arise out of J&J’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence.
(b)  J&J hereby agrees to defend, indemnify and hold Kenvue and its Affiliates and its and their respective directors, officers, employees, Affiliates, agents and representatives harmless from and against any and all Liabilities incurred by the aforementioned Persons and arising out of, in connection with or by reason of J&J’s or its Affiliates’ or Service Providers’ fraud, intentional misconduct or gross negligence in connection with this Agreement.

(c)  All claims for indemnification under this Article IX shall be asserted and resolved pursuant to procedures equivalent to the indemnity procedures set forth in Sections 6.05 and 6.06 of the Separation Agreement.
SECTION 9.03.  Exclusivity. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement (including the Exhibits hereto). Except for actions for injunctive relief or specific performance, this Article IX provides the exclusive means by which either party may assert and remedy claims and Section 11.05 provides the exclusive means by which any party may bring actions against the other party with respect to any claims arising under this Agreement.
ARTICLE X
Force Majeure
The parties shall be relieved of their obligations hereunder (other than any payment obligations, but provided that Kenvue shall be relieved, in full or in part, from any payment for Services not performed, in full or in part, during a force majeure event described in this Article X), if and to the extent that any of the following events hinder, limit or make impracticable the performance by any party of any of its obligations hereunder: war, terrorist act, riot, pandemic, fire, explosion, accident, flood, sabotage, compliance with Law, orders or actions of Governmental Authorities, national defense requirements, labor strike, lockout or injunction, or any other event beyond the reasonable control and without the fault or negligence of such party. The party thus hindered or whose performance is otherwise affected shall promptly give the other party notice thereof and shall use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable; provided that J&J and its Service Providers shall not be required to settle a labor dispute other than as J&J may determine in its sole judgment.
ARTICLE XI
Miscellaneous
SECTION 11.01.  Notices. Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered in the manner and to the address of the applicable party as set forth in Section 11.05 of the Separation Agreement.
SECTION 11.02.  Assignment. Neither party shall assign this Agreement (including by operation of law) in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the first sentence of this Section 11.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 11.02 shall be void.
SECTION 11.03.  Amendments and Waivers. This Agreement may only be amended by the mutual agreement of the parties in writing executed by authorized signatories of J&J and Kenvue. At any time and from time to time, the parties hereto may by written agreement signed by authorized officers of J&J and Kenvue extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement.
SECTION 11.04.  Books and Records. Upon the expiration of the Agreement or upon the termination of a Service or Services with respect to which J&J holds books, records, files or any other documents of Kenvue, J&J will return such books, records, files and any other documents of Kenvue that J&J has in its possession as soon as reasonably practicable.
SECTION 11.05.  Governing Law; Dispute Resolution. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
(b)  In the event of any dispute arising under this Agreement between the parties hereto (a “Dispute”), the Lead Coordinators shall meet (by telephone, video conference or in person) no later than five Business Days after receipt of notice by a party hereto of a request for resolution of such Dispute. The Lead Coordinators shall attempt to negotiate in good faith to resolve such Dispute. If the Lead Coordinators are unable to resolve any such dispute within ten Business Days following such meeting, either party hereto may seek to resolve such Dispute in accordance with Section 11.02 of the Separation Agreement.
SECTION 11.06.  Independent Contractors. Each party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither Kenvue nor J&J shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever. Notwithstanding the foregoing, to the extent required to provide the Services, Kenvue shall execute any documents reasonably requested by J&J as evidencing authority for J&J and its Affiliates to represent Kenvue hereunder.
SECTION 11.07.  No Third Party Beneficiaries. Except to the extent expressly contemplated by Article IX of this Agreement, the provisions of this Agreement are solely for the benefit of the parties hereto and their successors and permitted assigns and are not intended to confer any rights or remedies to any Person, other than the parties and such permitted successors and permitted assigns.
SECTION 11.08.  Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof and only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.
SECTION 11.09.  Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
SECTION 11.10.  Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or by a .pdf file via email, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.
SECTION 11.11.  Interpretation. The rules of interpretation and construction specified in Section 11.15 of the Separation Agreement shall also apply to this Agreement, mutatis mutandis.
SECTION 11.12.  Survival. Articles VII, IX and XI shall survive the termination of this Agreement in accordance with the respective terms thereof.

SECTION 11.13.  Entire Agreement. This Agreement, together with the Exhibits hereto, the Separation Agreement and the other Ancillary Agreements, constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof. Each of the parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Separation Agreement.
SECTION 11.14.  Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to any express limitations in this Agreement, each of J&J and Kenvue shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to implement and give effect to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

JOHNSON & JOHNSON:		KENVUE INC.:

By:	/s/ Joseph J. Wolk	By:	/s/ Paul Ruh
	Name: Joseph J. Wolk		Name: Paul Ruh
	Title: Executive Vice President, Chief Financial Officer		Title: Chief Financial Officer

LIST OF EXHIBITS

A.	Services
B.	ERLR Services
C.	Real Estate Arrangements
D.	Service Period and IOM Deadlines
E.	Interim Operating Agreements
F.	Form of Local Services Agreement
G.	Transition Committee
H.	Exit Plans
I.	Form of Quality Agreement
J.	Johnson & Johnson Universal Calendar
K.	Partial Termination Rules
L.	Annual Fee Adjustment Rules
M.	Invoicing
N.	Internal Control and Audit Rights